Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF ELEPHANT TALK COMMUNICATIONS CORP.

The undersigned, for the purposes of amending the Certificate of Incorporation of Elephant Talk Communications Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted in accordance with Section 141(f) of the DCGL at a meeting of the Board on May 10, 2016, a resolution proposing and declaring advisable the following amendment to restate Part A of Article IV of the Certificate of Incorporation of said Corporation:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 550,000,000 shares. 500,000,000 shares shall be Common Stock, each having $0.00001 par value per share. 50,000,000 shares shall be Preferred Stock, each having $0.00001 par value per share.”

SECOND: The holders of a majority of the issued and outstanding voting stock of the Corporation have voted in favor of said amendment at a duly convened meeting of the stockholders of the Corporation.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 25th day of August, 2016.

ELEPHANT TALK COMMUNICATIONS CORP.

By:	/s/ Gary Brandt
	Name:	Gary Brandt
	Title:	Chief Restructuring Officer